Exhibit 21.1

LIST OF SUBSIDIARY(ies)

List of Subsidiary(ies)

Name	Jurisdiction
3Knights Dynamics Group Limited	Cayman Islands
3Knights Dynamics Sdn Bhd	Malaysia